EXHIBIT 2


CHAPTER 10
Tax Saving Capital Accumulation Plan



This section is a "Summary Plan Description" as required by the Employee Retirement Income Security Act of 1974 (ERISA). This section provides the highlights of the Plan, but it is far shorter and less technical than the official Plan documents. The official Plan documents are always used to determine when and what benefits will be provided under the Plan.


You Will Find Information About                        On Page:





What TAXCAP Offers You . . . . . . . . . . . . . . . . . . . .139

Who Can Join The Plan. . . . . . . . . . . . . . . . . . . . .140

When You May Join The Plan . . . . . . . . . . . . . . . . . .140

How Much You May Defer . . . . . . . . . . . . . . . . . . . .140

How Your Deferrals Can Reduce Your Current Taxes . . . . . . .140

How Much HP Contributes. . . . . . . . . . . . . . . . . . . .141

How Your TAXCAP Account Is Invested. . . . . . . . . . . . . .141

When Payouts Are Made. . . . . . . . . . . . . . . . . . . . .142

How You Can Borrow From Your Account . . . . . . . . . . . . .144

Special Rules For Acquisition Employees. . . . . . . . . . . .146

How to Make Changes or Receive Your Money. . . . . . . . . . .146

How To Claim Benefits. . . . . . . . . . . . . . . . . . . . .147

If a Claim Is Denied . . . . . . . . . . . . . . . . . . . . .147

How You Can Make Rollover Contributions. . . . . . . . . . . .148

What Circumstances Can Affect Your Benefits. . . . . . . . . .149

How The Plan Is Funded . . . . . . . . . . . . . . . . . . . .150

How The Stock Purchase Plan Compares To TAXCAP . . . . . . . .151



                             138

What TAXCAP Offers You

Your retirement income comes from three sources: HP retirement benefits, Social Security benefits and your personal savings. The Company offers the Hewlett-Packard Company Tax Saving Capital Accumulation Plan (TAXCAP) to help you accumulate personal savings for retirement.

TAXCAP provides you:

  An opportunity to share in the ownership and performance of HP.

  An incentive to save regularly on a pretax basis and gain additional contributions from HP.

The Plan in Brief

Hewlett-Packard administers and sponsors TAXCAP. The Company determines eligibility for participation and benefits, interprets the Plan and authorizes transactions.

In 1991, HP hired Fidelity Investments (Fidelity), a group of affiliated financial service companies, to be the full-service provider for TAXCAP. Full service is a package which offers recordkeeping, trustee and investment management services. Headquartered in Boston, with offices in 54 cities nationwide, Fidelity is one of the largest and best known investment management organizations in the country. The firm currently manages more than $150 billion for more than nine million individual and institutional accounts. As a leader in the mutual fund industry, Fidelity has developed both investment products and services that are now standard for the industry.

If you are a regular full-time or regular part-time employee, you become eligible to join TAXCAP on the first February 1, May 1, August 1, or November 1 which is one year after your original hire date. You may also join the first of any following month after you have satisfied the eligibility requirements.

Under TAXCAP, generally you can elect to have HP defer 1 to 6 percent of your pay into your TAXCAP account through payroll deductions. However, if your Plan year compensation is less than an amount defined by federal tax laws ($60,535 for the Plan year ending July 31, 1992) you can defer up to 12 percent for the following Plan year (beginning August 1, 1992). You will be informed in August of each year whether your TAXCAP limit is 6 percent or 12 percent. The combined limit on your TAXCAP deferrals and contributions to the Stock Purchase Plan is 12 percent.

For every $3 of your deferrals, HP contributes an additional $1 (which includes interest on your deferred contributions prior to investment in your elected investment options) to your account. You choose how you want to invest your TAXCAP deferred contributions among five options: four mutual funds from the Fidelity family of funds plus the HP Stock Fund. These options reflect risk versus investment return opportunities ranging from conservative to aggressive.

Saving in TAXCAP reduces your current income taxes. This is because deferrals to your TAXCAP account are made before federal and most state income taxes are calculated. In addition, you do not pay any taxes on amounts in your account as long as they remain in TAXCAP.

TAXCAP is offered to help you meet your long range financial goals. Your full account value is paid when you leave HP or die. Because of the tax advantages the Plan offers you, the government limits withdrawals of your account before these events. While you are an active employee, you can make in-service withdrawals either after you reach age 59 1/2 or for reasons of hardship. You can also borrow money from your account while you are an active employee. The following pages describe the main provisions of TAXCAP. The ERISA Information section of this book contains administrative details and other information about the Plan.

The following special terms used to describe the provisions of the Plan are more fully defined in the Glossary:

  defer or deferrals

  fiscal quarter

  fiscal year

  pay

  Pension Benefit Guaranty Corporation (PBGC)

  TAXCAP

  valuation date

  vested

  years of service


                             139


Who Can Join The Plan

You are eligible to join the Plan only if you are a regular full-time or regular part-time employee on the U.S. payroll except employees in Puerto Rico. You are not eligible to join the Plan if you are classified in any other employment status. If you meet the eligibility requirements, you may enroll in the Plan-enrollment is not automatic.

When You May Join The Plan

You may join TAXCAP on the first of any month, starting with the first entry date one year after your original hire date. Entry dates are February 1, May 1, August 1, and November 1. Your Personnel Department will let you know when you first become eligible.

For Example:

If your hire date is June 1, 1992, you may first enroll on August
1, 1993. That is the first entry date one year after your hire date. If you choose not to enroll on August 1, 1993, you may enroll as of the first day of any following month.

You can enroll in TAXCAP via HP's Telephone Activated Benefits
System - TABS. TABS phone number is 800-262-TABS or Telnet 857-TABS. When you call TABS you must enter your desired deferral percentage and specify the investment mix you want in 10 percent increments. Once you have enrolled in TAXCAP via TABS, your participation will begin in the first pay period after you become eligible.

Your Beneficiary

Once you enroll via TABS, you should also name a beneficiary to receive your TAXCAP benefits at your death. A beneficiary form can be obtained from your Personnel Department. If you are married, your spouse will automatically be your sole beneficiary. If you wish to name someone other than your spouse as beneficiary for any part of your TAXCAP benefit, the law requires that you obtain your spouse's written consent. This consent must be witnessed by a Plan representative or a notary public. If your spouse does not provide consent, the full value of your account will be paid to your spouse in the event of your death, regardless of whom you have named as beneficiary. If you remarry, any previous consent is no longer valid and you must obtain your new spouse's consent. To change your beneficiary, you must complete a new beneficiary form and submit it to your Personnel Department.

If you do not name a beneficiary - or if your beneficiary is not living at the time of your death - payment of your TAXCAP account will be made, in the following order, to:

  your surviving spouse
  your surviving children - in equal portions your surviving parents - in equal portions your estate

How Much You May Defer

When you enroll, you authorize HP to defer up to your deferral percentage limit of 1 to 12 percent of your pay through payroll deductions from each paycheck. Generally, pay is your regular wage or salary, including commissions and shift differential, but not including overtime or bonuses. Pay is defined more completely in the Glossary.

Your combined TAXCAP deferrals and Stock Purchase Plan contributions cannot exceed 12 percent of your pay at any time. You will be informed on your earnings statement for the July 31 pay period the percentage you are eligible to defer for the following
Plan year (up to 6 percent or 12 percent).

You may change your deferral rate as of any pay period. You can stop your deferrals at any time. However, when your deferrals stop, so do HP's contributions. Once you have stopped, you can resume your deferrals as of any February 1, May 1, August 1, or November 1. YOUR DEFERRALS ARE PAID INTO THE TRUST ON THE SCHEDULED HP PAYDAYS BUT ARE NOT INVESTED IN YOUR DESIGNATED INVESTMENT OPTIONS UNTIL AFTER THE END OF EACH FISCAL QUARTER.

How Your Deferrals Can Reduce Your Current Taxes

Federal and most state income taxes are based on the portion of your pay remaining after your deferrals have been taken. Therefore, participating in TAXCAP lowers your current federal taxable income and possibly lowers current state and local taxable income.

For Example:

Assume your annual pay is $35,000 and you elect to defer 6 percent in TAXCAP. Your annual deferral will be $2,100. Although your actual pay is $35,000, your taxable pay will be $32,900. This is because you are deferring $2,100 in the Plan before taxes.

As of late 1992, the state of Pennsylvania and some cities are the only tax-levying entities that consider your deferrals to be part of your taxable income.

                             140

How Much HP Contributes

HP contributes $1 (which includes interest on your deferred contributions prior to investment in your elected investment options) for every $3 you defer in the Plan. You do not pay any income taxes on HP's contributions until you receive them from the Plan.

HP's contributions are paid into the trust after the end of each fiscal quarter. HP's contributions will be added to your account if you:

  Are an employee on the last business day of the fiscal quarter.

  Retired from HP at age 55 or older and had at least 15 years of service, as defined in the retirement plan, with HP.

  Died during the quarter.

How Your TAXCAP Account Is Invested

You can choose to invest the money in your TAXCAP account among the five investment options described below. Investment earnings or dividends will be reinvested in the options you have chosen and included in your account balance. You can invest your account entirely in one option or can divide it among the five options, in any combination.

For Example:

You can choose to invest 100 percent in one option or choose to invest 10 percent in one option, 60 percent in another, 20 percent in a third, and 10 percent in a fourth.

After the end of each fiscal quarter, your deferrals and HP's contributions are invested as you choose. In the following paragraphs, the options are described beginning with the most conservative and ending with the most aggressive.

  Fidelity Retirement Money Market Portfolio - Retirement Money Market Portfolio is a money market fund. It seeks as high a level of current income as is consistent with the preservation of principal and liquidity. It invests in high-quality, U.S. dollar-denominated money market instruments of U.S. and foreign issuers. While the Portfolio seeks to maintain a $1.00 share price, there is no assurance that it will be able to do so. An investment in the Portfolio is not insured or guaranteed by the U.S. government. The Portfolio's yield will fluctuate. Retirement Money Market Portfolio is a conservative, relatively low-risk investment.

  Fidelity Intermediate Bond Fund - Intermediate Bond Fund is an income fund. It seeks a high level of current income by investing primarily in investment-grade fixed income obligations rated Baa or better by Moody's or BBB or better by Standard & Poor's, including corporate bonds, mortgage securities, bank obligations and U.S. government and agency securities. The Fund's dollar-weighted average portfolio maturity ranges between three and ten years. The Fund's share price, yield and return will fluctuate.

  Fidelity U.S. Equity Index Portfolio - U.S. Equity Index Portfolio is a growth and income fund. It seeks investment results that correspond to the total return performance of the S&P 500 Index, which is comprised of common stocks. Dividend amounts will vary. The Portfolio's share price and return will fluctuate.

  Fidelity Magellan Fund - Magellan Fund is a growth fund. It seeks long-term capital appreciation by investing in the stocks of both well-known and lesser known companies with potentially above-average growth potential and a correspondingly higher level of risk. Securities may be of foreign and domestic companies. The Fund's share price and return will fluctuate.

  Hewlett-Packard Stock Fund - The Hewlett-Packard Stock Fund enables you to become a stockholder in the Company and to participate in HP's growth by investing almost exclusively in Hewlett-Packard Common Stock. Like a mutual fund, this option holds a small percentage of high-quality money market instruments providing the option with same day exchangeability without the five-day-settlement period normally associated with purchases and sales of common stocks. Unlike a mutual fund, this option is neither a managed nor diversified portfolio and is subject to both the normal external factors affecting the general level of stock prices and to specific factors affecting HP. As a TAXCAP par-ticipant investing in the Hewlett-Packard Stock Fund, you have the right to vote the full shares of stock represented by your TAXCAP account. Each year before the annual meeting, information will be mailed to you that will enable you to exercise your voting right.

If you do not specify how your account is to be invested the entire amount will automatically be invested in the Fidelity Retirement
Money Market Portfolio which is the most conservative investment.

Once you have enrolled in TAXCAP you may change your investment mixes for future contributions in 1 percent increments as often as you feel necessary by calling Fidelity at their toll free number 800-457-4015. You may also exchange your current account balance as often as you feel necessary by calling Fidelity at this number.

                             141

Fund Information

To obtain your current account balances or performance and investment information about the Fidelity funds offered in TAXCAP, call the Fidelity toll-free automated phone line at 800-457-4015, 24 hours a day, seven days a week. To access your account, you must have your Social Security number, the TAXCAP number - 89740, your date of birth, and the fund codes. The fund codes are:

Fidelity Retirement Money Market Portfolio    0630
Fidelity Intermediate Bond Fund               0032
Fidelity U.S. Equity Index Portfolio          0650
Fidelity Magellan Fund                        0021
HP Stock Fund                                 8655

To exchange existing assets from one investment option to another or to redirect your future contributions to a different investment option with the help of a Fidelity representative, you can call the same toll-free number, 800-457-4015. A Fidelity representative is on duty from 8:30 am to 8:00 pm Eastern Time. FIDELITY REPRESENTATIVES CAN ONLY GIVE INFORMATION ABOUT THE FUNDS AND LIMITED PLAN INFORMATION. THEY CANNOT PROVIDE FINANCIAL ADVICE.
If you have a hearing impairment, you can call Fidelity toll-free at 800-835-5089 to conduct account transactions or to get specific information about your TAXCAP account. A Fidelity representative will be available to answer your questions any business day from 8:30 am to 8:00 pm Eastern Time.

Quarterly Participant Statements

Approximately four weeks after the end of each fiscal quarter you will receive a statement from Fidelity summarizing all of your account activity and administrative costs since the last statement and the total value of your account.

The information provided includes:

  the beginning balance, which is the closing balance from the previous statement investment performance (gains or losses)

  investment elections (mixes)

  any fund exchange activities that you authorized for the quarter your deferrals for the quarter

  loan information

  HP's contributions for the quarter (which include interest on your deferred contributions prior to investment in your elected investment options)

  your ending balance

  administrative costs

Administrative costs for TAXCAP include administrative costs for both Fidelity and TAXCAP Administration in Corporate Offices. The costs are divided among participants based on the number of individuals enrolled in the Plan. The administrative costs are expected to be $16 to $18 per participant, per year and are a line item on the TAXCAP quarterly participant statement.

How You Vest in Your Account

You are 100 percent vested in the value of all funds contributed to your account from the moment they are placed in your account. This includes your deferrals, HP's contributions, rollover contributions, and gains or losses. The trustee holds the assets for your exclusive benefit and they cannot be used for any other purpose.

Being immediately 100 percent vested does not mean you have immediate access to the funds. Rather, it means that 100 percent of your account can be distributed if you leave HP or die.

When Payouts Are Made

The primary purpose of TAXCAP is to help you meet your long-range financial goals. Therefore, your account value is only payable when you leave HP or die. EXCEPTIONS: While you are still an HP employee, you can request an in-service hardship withdrawal, or after you reach age 59 1/2, you can withdraw all or part of your account.

When Your HP Career Ends

The full value of your TAXCAP account is payable when you leave HP or die.

You must elect a distribution option on the TAXCAP Payment
Application at Termination of Participant form before you leave HP. The distribution options you have are:

  lump sum amount in cash

  HP stock and cash (only available if you are invested in the HP
  Stock Fund)

  a direct rollover from TAXCAP to a Fidelity Investments
  Individual Retirement Account (IRA)

  a direct rollover from TAXCAP to any other Individual Retirement Arrangement or another qualified plan

                             142

If you elect a direct rollover form of payment, no federal or state income tax withholding will apply to the amount directly rolled over. If you elect to have a portion of your TAXCAP account paid directly to you, that portion of the distribution and any loan amount outstanding in your account will be subject to mandatory 20 percent federal income tax withholding and, where applicable, elective state income tax withholding. You can avoid the mandatory federal income tax withholding by electing to roll over 100 percent of your distribution through the direct rollover options.

If you elect to be paid in HP stock for your investments in the HP Stock Fund, you will receive an HP stock certificate for the equivalent number of whole shares in your HP Stock Fund. The remainder of your TAXCAP account after the stock shares are issued will be paid in cash. This distribution is subject to the mandatory 20 percent federal income tax withholding. However, income tax will be withheld only to the extent that cash is available.

If you do not make a distribution election within 60 days after the time of termination and your account balance is $3,500 or less, or your account balance exceeds $3,500 and you have a loan outstanding, then your full account balance will default to payment in cash and the 20 percent mandatory federal income tax withholding will apply.

If you do not elect a form of payment at the time of termination and your account balance exceeds $3,500, and you have no loan outstanding, distribution of your account balance will not be made until TAXCAP Administration receives a signed TAXCAP Payment Application at Termination of Participant form.

If you terminate between quarters, you are not eligible for the company contribution for the quarter in which you terminate unless your termination is due to retirement (at least age 55 with 15 or more years of retirement plan service) or death. If you terminate on the last business day of the quarter, you are eligible for a company contribution.

Any benefit paid from the Plan will be based on the valuation date immediately following the next HP payday after Fidelity's receipt of your claim from HP. See the Glossary for the definition of "valuation date" for TAXCAP.

While You Are an HP Employee

Withdrawals from TAXCAP are available after age 59 1/2. After you reach age 59 1/2, you may withdraw all or part of your account.
The minimum amount you can withdraw is $1,000, or if there is less in the account, the entire value of the account. The withdrawal will be subject to mandatory 20 percent federal income tax withholding unless it is directly rolled over. The withdrawal will not be subject to the 10 percent early withdrawal tax penalty.

Hardship withdrawals are available to participants who meet certain stringent Internal Revenue Service (IRS) requirements. The following financial needs qualify a participant for a TAXCAP hardship withdrawal:

  Unreimbursed medical expenses for you, your spouse or dependents.

  Purchase or construction of your principal residence.

  Payment of tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse, your children, or dependents.

  Prevention of eviction from or foreclosure on the mortgage on your principal residence.

  Funeral expenses of a family member.

As a further requirement for applying for a hardship withdrawal, you must exhaust all other financial resources available to you. One of these resources is loans available through TAXCAP. You must have two TAXCAP loans outstanding prior to applying for a hardship withdrawal. If you are not eligible to apply for a loan, then you may apply for a hardship withdrawal directly.

As a condition of receiving your hardship withdrawal, the IRS requires that you will be unable to contribute to TAXCAP or the HP Stock Purchase Plan until the beginning of the quarter following one year from the date of your hardship withdrawal. The combined amount of your deferrals into TAXCAP for the year you request a hardship withdrawal and the next calendar year will be limited to the next year's maximum employee pre-tax contribution limit as set by the IRS.

The minimum withdrawal amount is the lesser of $1,000 or all that is available. All withdrawals are subject to mandatory 20 percent federal income tax withholding unless directly rolled over. Hardship withdrawals may be subject to a 10 percent early withdrawal tax penalty. There are exceptions to the 10 percent tax penalty so you should consult your accountant or tax advisor. Withdrawals are funded through the sale of your TAXCAP investments beginning with the most conservative and progressing to the most aggressive investment fund.

To request a withdrawal, call Fidelity at 800-457-4015 for your available withdrawal amount and an application. Fill out the required information and mail the application to Hewlett-Packard Company, TAXCAP Administration, 3000 Hanover Street, Palo Alto, California, 94304, MS 20CAX. There is no processing fee for in-service withdrawals.

In-service withdrawal requests are processed each Wednesday by TAXCAP Administration, and checks are issued from Fidelity within 10 business days after the application is received by TAXCAP
Administration.

                             143

How You Can Borrow From Your Account

While you are an active employee, regular full-time or regular part-time, you can borrow from your TAXCAP account. You cannot borrow from your account if you are on a medical, military, or personal leave of absence, or receiving benefits under the Income Protection Plan.

The maximum amount available is 50 percent of the account balance (including outstanding loan amounts) on the date of valuation less any loan balance outstanding. The total of all loans is limited to $50,000 minus the highest loan balance outstanding during the prior 12-month period. Loans are subject to a $1,000 minimum. No more than two loans can be outstanding at any time.

This chart shows the maximum outstanding loan amount you may have at any one time.

If your TAXCAP account        The maximum/outstanding
 balance is...                    loan amount is...

$2,000 - $100,000                  50 percent of
                                  account balance

$100,000+                             $50,000

To initiate a loan, call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the loan process and inform you of any restrictions that may apply (maximum allowable loan amount, etc.). The Fidelity representative will complete the loan application over the phone once you have accepted the terms of the loan. The loan application includes the confirmation number for the loan, and the terms of the loan including the principal amount, interest rate, payback period for the loan, and payroll deduction amount.

Your eligibility for a loan is based on your account value as of the date you call Fidelity to request a loan application.

Your loan application is dated by the Fidelity phone representative and becomes void on the 30th day after the date of your request.

You will receive the application from Fidelity via U.S. mail. If you find the application to be in order, you must sign it, keep a copy for yourself and forward the remaining copy to TAXCAP Administration in Corporate Offices. Your application must be accompanied by a $35 processing fee, payable to Hewlett-Packard Company. The processing fee is non-refundable. If you do not agree with the personalized loan information stated on the application, you can call Fidelity to change this information and receive a new application.

Loan applications are processed each Wednesday by TAXCAP
Administration, and checks are issued from Fidelity within 10 business days after the application is received by TAXCAP
Administration. Any loan applications received by TAXCAP after the expiration date will not be processed.

How Your Loan Is Funded

Your loan will be funded through the sale of your TAXCAP investments beginning with the most conservative fund and progressing to the most aggressive fund.

For Example:

You have a total of $30,000 in TAXCAP investments. You have $10,000 in the Retirement Money Market Portfolio, $10,000 in the Intermediate Bond Fund and $10,000 in the Magellan Fund. If you want to take a $15,000 loan, $10,000 will come from your Retirement Money Market Portfolio and the remaining $5,000 will come from your Intermediate Bond Fund.

How You Repay Your Loan

You repay your loan through automatic, irrevocable payroll deductions. You can choose to repay the loan over one two, three, or four years. TAXCAP loan interest rates are determined by the prime rate on the last business day of the month preceding the loan request plus 1/2 percent. The loan interest rate may change monthly. TAXCAP loans are amortized on a semi-monthly basis. Amounts repaid are reinvested semi-monthly based on your investment elections (mixes) in effect at the time of reinvestment.

Payroll deductions for your loan will begin approximately two weeks after receipt of the loan distribution check. Repayments, including interest paid, will be taken out of your paycheck each payday. Payroll deductions CANNOT be discontinued until the loan is fully repaid.

                             144

Loan Prepayment

If you wish, you may prepay the full amount of the outstanding principal and accrued interest without penalty. You cannot make partial prepayments except in the case of certain personal leaves of absence.

To initiate a prepayment, you can call Fidelity at 800-457-4015. Once you have provided the proper security information, the Fidelity representative will guide you through the steps of the prepayment process. The Fidelity representative will provide you with the prepayment amount and the terms of the prepayment transaction.

If you want to have your prepayment effective for the end of the current month you must call Fidelity on or before the second payday of the month. If the request is made after this date, Fidelity will inform you that the prepayment will be effective for the next month.

Once you have agreed to the terms of the prepayment, Fidelity will process your loan prepayment application and send it to you. Upon receipt of the application, you must sign it, attach a money order, cashier's check or HP Credit Union teller check - payable to Fidelity Investments - and send both the application and check to TAXCAP Administration in Corporate Offices.

In order to have your prepayment effective in the current month, TAXCAP Administration must receive the completed application and check from you on or before the last business day of the month.
If your application is received after this time, the prepayment application is void. All prepayment applications received by TAXCAP Administration by the last business day of the month will be forwarded to Fidelity. Fidelity will process your loan prepayment on the following payday. The prepayment will be invested according to your investment elections (mixes) on file at the time of repayment to the TAXCAP trust fund. The next statement that you receive will reflect that your loan is paid in full.

If you are transferring to a foreign entity or to HP's Flex Force as an On-Contract or On-Call employee, you must prepay your loan in full prior to transfer.

Loan Repayment Due to Leave of Absence

IRS restrictions regarding loans prohibit the employee from defaulting on a loan. The loan MUST be repaid per the terms of the loan. If you are going on a medical leave of absence and you have an outstanding TAXCAP loan, you do not have to prepay your loan unless you so desire. However, if you are taking a military or personal (this includes parental) leave, you must prepay ALL anticipated missed payments during your leave. In some instances, you may be required to prepay the entire loan before being granted time off for a leave.

The loan repayment procedure for leaves is as follows. You and your personnel representative will determine the amount of the repayment. Personnel will forward your money order, cashier's check, or HP Credit Union teller check - made payable to Fidelity Investments - to TAXCAP Administration for review and processing on the last business day of each pay period. Fidelity will process the repayment on the payday following receipt. Your repayments will either be entered as individual payments (if payroll deductions were just interrupted and you will be returning from leave) or as a lump sum (if the amount is a full repayment). If applicable, you will resume payroll deductions upon returning to work. Repayments will be invested according to your investment election (mixes) on file at the time of repayment to the TAXCAP trust fund.

Outstanding Loan at Termination

If you leave HP while a loan is outstanding, the amount you owe will be subtracted from the payout of your TAXCAP account. For income tax purposes, HP will report the amount you owe on your loan as part of the total payout you received from the Plan. Therefore, the entire amount distributed from the Plan - including the outstanding loan amount and interest due - is taxable income and subject to 20 percent mandatory federal income tax withholding unless the part of your account actually distributed from TAXCAP is subject to a direct rollover. You can defer taxation on your loan amount by rolling over this amount to an Individual Retirement Arrangement (IRA) or another qualified plan within 60 days of the distribution.

                             145

Special Rules for Acquisition Employees

If you were formerly employed by Avantek or AOT and had money transferred from the Avantek or AOT plan to TAXCAP, there are special TAXCAP rules described in this section that apply to you. In addition to cash or HP stock distributions upon termination of employment, you may also receive your distribution in various annuity forms of benefit - single life, joint and survivor or term certain annuities. Former Avantek plan participants may also elect an in-service withdrawal of any money formerly attributed to a "rollover account" in the Avantek plan.

Upon termination of employment, you will need spousal consent to receive your distribution in any form other than a joint and survivor annuity. You will also need spousal consent to receive in-service withdrawals (at age 59 1/2, for hardship, or for an Avantek rollover account) as well as for loans.

The rules regarding beneficiary designations described at page 140 will apply to you. In addition, if you name someone other than your spouse as beneficiary before the plan year in which you turn age 35, you must complete a new form in the plan year you turn age 35 or your spouse will automatically become your beneficiary.

Special claim forms for former Avantek and AOT plan participants have been prepared and will be provided to you as needed. These forms will reflect the special rules described in this section.

How to Make Changes or Receive Your Money

This chart provides a brief summary of how to change the way you are participating in TAXCAP and to receive money from you account.


If You Want To...             You Need To...


Enroll in the Plan.           Call TABS at 800-262-TABS or
                              Telnet 800-262-TABS or Telnet
                              857-TABS and enroll in TAXCAP. You
                              must enter your desired deferral
                              percentage and specify the
                              investment mix you want in 10
                              percent increments.  Once you have
                              enrolled in TAXCAP, your
                              participation will begin in the
                              first pay period after you become
                              eligible.  It is your responsibility
                              to complete a beneficiary
                              designation form for TAXCAP and
                              return it to your personnel
                              representative upon enrollment.

Change your deferral          Call TABS and make the desired
percentage.                   deferral percentage changes.  TABS
                              will tell you when your changes will
                              become effective.

Stop making deferrals into    Call TABS and change your deferral
TAXCAP (that is,              to 0 percent.  Your deferral will
change the percentage to      stop as of the first possible
zero).                        pay period after you call TABS.
                              TABS will tell you when your
                              deferrals will be stopped.

Resume making deferrals to    Call TABS to re-enroll.  TABS
TAXCAP after you have         will tell you when you are eligible
stopped.                      to begin deferrals again.

Resume making deferrals       Take no action.  Your deferrals
after a period of suspension  will resume automatically at
due to a formal leave of      the previous percentage when you
absence.                      absence. return.  If you wish to
                              change your percentage or cease
                              deferrals entirely, call TABS upon
                              your return.  TABS will tell you
                              when your deferral amount will be
                              changed or stopped.

                             146

How to Make Changes or Receive Your Money continued

If You Want To...             You Need To...

Change your beneficiaries.    Complete a new beneficiary form.  If
                              you are married and your spouse is
                              not named as your sole beneficiary,
                              your TAXCAP account will be
                              distributed to your spouse upon your
                              death unless the spousal consent
                              section on the beneficiary form is
                              completed.  The change in
                              beneficiary will be effective when
                              the completed beneficiary form is
                              received by your Personnel
                              Department.

Apply for a withdrawal after  Call Fidelity Investments at
age 59 1/2.                   800-457-4015 to obtain an
                              application.  Once Fidelity mails
                              you the application, sign it and
                              send it to TAXCAP Administration.

Apply for a hardship          Call Fidelity Investments at
withdrawal.                   800-457-4015 to obtain an
                              application.  Once Fidelity mails
                              you the application, sign it and
                              send it to TAXCAP Administration.

Apply for a loan.             Call Fidelity Investments at
                              800-457-4015 to obtain a loan
                              application.  Once Fidelity mails
                              you the application, sign it and
                              send it and a $35 non-refundable
                              check made out to Hewlett-Packard
                              Company to TAXCAP Administration.

Elect payout options.         Complete a TAXCAP Payment
                              Application at Termination of
                              Participant form and return it to
                              your Personnel Department prior to
                              termination of employment with HP.


How To Claim Benefits

To receive payment of your TAXCAP account balance, you should complete and return the TAXCAP Payment Application at Termination of Participant form to your Personnel Department prior to leaving HP. A TAXCAP Payment Application at Termination of Participant form is available from your Personnel Department.

If information provided results in incorrect benefit amounts (whether the information is false, wrong or incomplete), the benefit amount will be adjusted. If HP pays a larger benefit amount than it should have, reasonable steps will be taken to recover the overpayment.

If a Qualified Domestic Relations Order has required the Plan to set aside a portion of your account for payment to your ex-spouse or children, you will have no rights to that portion of the value of your account. If HP determines that a person who is to receive benefits has become unable to handle them properly, the Company may make any reasonable arrangement to distribute the benefits on the person's behalf.

If a Claim Is Denied

If all or part of a claim is denied, HP will notify the claimant
(you or your beneficiary) in writing, within 90 days after the claim is received. This notice will explain:

  Why the claim was denied and the specific Plan provisions on which the denial is based.

  What additional information is needed and why.

  How to appeal the denial.

  The Plan's review procedure.

If you or your beneficiary do not receive this notice within 90 days after HP receives the claim, you or your beneficiary can consider the claim denied. To appeal a claim denial, use the procedure described in the next section.

                             147


How to Appeal a Denied Claim

You or your beneficiary can appeal a denied claim by submitting a written request for the appeal to the Plan's Review Panel. You or your beneficiary must make the request within 60 days after the date of the denial. If you or your beneficiary do not receive a written denial, you must make the request within 150 days after the date you first filed the claim.

Send the written request to:

Review Panel Under the Hewlett-Packard Company Tax Saving Capital
Accumulation Plan
3000 Hanover Street, 20CAX
Palo Alto, CA 94304

The request must explain why you or your beneficiary believe an appeal is in order and it must include supporting facts and any other pertinent information. HP will let you or your beneficiary review any pertinent documents which legally can be disclosed in preparing the request.

The Review Panel will act upon the request within 60 days after receiving it. The Panel may ask for additional time, but a decision, in writing, will be given within 120 days after the date of the written request for appeal. You or your beneficiary will receive a written explanation of the reasons for the Panel's decision. If you or your beneficiary do not receive notice of the Panel's decision by the end of the 120-day period, you may consider the appeal denied.

If the Panel decides that benefits should have been paid, HP will take whatever action is necessary to pay them as soon as possible after receiving notice of the Panel's decision.

You Cannot Assign Benefits

No action can be taken to assign your interest in the Plan or your account to anyone other than you. However, a court order that divides your benefits under this Plan as part of a marital settlement agreement will be allowed if it is a Qualified Domestic Relations Order as defined by law and approved by the Company.


How You Can Make
Rollover Contributions

If you are a newly hired or rehired employee, you may be able to make a rollover contribution to the Plan before you are otherwise eligible to enroll. You may do this as described in this section if the check is made payable to you. You may also make a direct rollover, as prescribed by law, into TAXCAP if the check is made payable to Fidelity Investments as trustee of the TAXCAP.

A rollover contribution is a contribution you make to the Plan with the funds distributed to you from another qualified retirement plan in order to preserve the tax deferred status of the money. A rollover contribution will be allowed if HP decides that all IRS requirements have been met.

There are two situations when you may make a rollover contribution to TAXCAP with a payout from a qualified retirement plan from a previous employer:

  You are still in possession of this payout and less than 60 days have elapsed since the date the payout was received by you.

  You originally rolled the payout into a new and separate IRA.

See your Personnel Department for a rollover contribution form if you think you are qualified.

                             148

What Circumstances Can Affect Your Benefits

The chart below describes situations which can affect your benefits.

This Situation                Has This Effect on Your Account


You leave HP.                 Your deferrals and HP's
                              contributions end.  You elect a
                              payout option of HP stock, and/or
                              2cash, or direct rollover to a
                              Fidelity Investments or other IRA,
                              or qualified plan of your choice.
                              TAXCAP termination distributions are
                              processed semi-monthly provided
                              payout options have been entered
                              into HP's payroll/benefits system.

You take an unpaid personal,  Your deferrals and HP's
medical or military leave     contributions are suspended
of absence.                   during leave of absence.  Your
                              deferrals and HP's contrib- utions
                              resume automatically once you return
                              to active employment status.  You
                              are not eligible to take a loan
                              while on leave.

You are disabled and on the   You may continue your
HP Income Protection Plan,    deferrals and HP's contributions
integrating FTO and in the    under TAXCAP. The amount
first 90 days of disability.  contributed will be a percent-
                              age of both your IPP benefits
                              and the pay you receive from HP
                              while on IPP.  You are not
                              eligible to take a loan while
                              on IPP.

You are disabled and have     As with FTO accrual, cash
been on the Income            profit-sharing and the Stock
Protection Plan for 90        Purchase Plan, you will no
days.  You are still          longer be able to participate
integrating benefits.         in TAXCAP.  You are not
                              eligible to take a loan while
                              on IPP.

You die. Your deferrals and HP's contributions end. Your beneficiaries may elect a payout option of HP stock, and/or cash or a direct rollover to an IRA. TAXCAP termination distributions are processed semi-monthly provided payment application forms from the beneficiary are received by TAXCAP Administration.


If You Leave and Are Rehired

If you leave HP and are rehired, your eligibility to enroll will be measured from your original hire date, as if you had never left. It does not matter whether you had previously participated in TAXCAP or not. Therefore, if less than a year has passed since your original hire date, you become eligible to enroll, after you are on HP's payroll, on the same entry date on which you would have been eligible when you were first hired. If more than a year has passed since your original hire date and you are already eligible to enroll when you return, you may enroll immediately or on the first day of any following month, after you are on HP's payroll.

Under no circumstances will you receive a payout while on HP's payroll. Payment cannot be made until you leave HP or die.

When Your Participation Is Automatically Suspended

Your participation in TAXCAP is automatically suspended while you are on:

  a leave of absence without pay

  military leave

  a non-U.S. Hewlett-Packard payroll

  the HP Income Protection Plan after 90 days of disability (The suspension will start with the pay period after the 90th day.
  However, your deferrals before the 90th day will be eligible for HP's contributions.)
                              149

During this time, you cannot make deferrals and HP will not make any contributions to your account. Your account will continue to share in the performance of the investment options you have selected. Your deferrals will automatically resume when you return to active employment status.

How Your Deferrals May Be Limited

The Internal Revenue Code places a limit on the amount you may defer in TAXCAP during a calendar year. This limit is $8,728 for calendar year 1992. At the time of this printing, the calendar 1993 limit was not yet available. This limit does not include HP's contributions.

In addition, the IRS requires the Plan to pass a special test - called a non-discrimination test - designed to ensure a fair mix of deferrals and HP's contributions among employees at all income levels. If the Plan does not meet the test, it may be necessary to reduce the deferral rate of higher-paid participants from time to time. If so, the percentage of pay that those participants may defer may be reduced below 6 percent. You will be notified if you are affected by this test.

TAXCAP Participation Does Not Affect Your Other HP Benefits

Although participating in TAXCAP reduces your taxable pay, it does not affect your Social Security or other pay-related-HP benefits, nor will participation affect future pay increases.

How HP Contributions May Be Limited

The law limits the maximum annual contributions HP can make to your TAXCAP account when combined with contributions to your Deferred Profit-Sharing Plan account. Currently, the maximum amount HP can contribute to both accounts combined each year - including your TAXCAP deferrals - cannot exceed $30,000 or 25 percent of compensation, whichever is less. This limit generally will apply only to certain highly paid employees. The Company will notify you if this limit applies to you.

TAXCAP deferrals may only be taken from the first $228,860 of covered compensation (that is, wages or salary, commissions and shift differential) in the Plan year August 1, 1992 through July 31, 1993. This limitation will be adjusted for cost of living by the Secretary of the Treasury.

Changing or Ending the Plan

Although HP expects to continue the Plan indefinitely, the Company reserves the right to amend or terminate the Plan at any time. No amendment of the Plan will reduce the benefits that any participant has accumulated before the date the amendment is adopted, except as allowed by law.

The assets of the trust fund exist to provide benefits under the Plan and to pay reasonable expenses of administering the Plan. No amendment may divert any part of the assets for other purposes.

If the Plan is terminated, each participant retains a 100 percent vested non-forfeitable right in his or her Plan accounts. No part of the trust funds will revert to HP.

Under present law, the Pension Benefit Guaranty Corporation does not insure the adequacy of trusts such as TAXCAP. Therefore, benefits under TAXCAP are not insured.

This Plan is subject to Internal Revenue Service approval under the Internal Revenue Code. The Plan and this book are subject to any changes required by the Internal Revenue Service to meet applicable federal rules and regulations.

Income Tax Withholding

A new federal law, The Unemployment Compensation Amendments of 1992, imposes a mandatory 20 percent federal tax withholding rate on distributions that are not directly and immediately rolled over to an individual retirement account or individual retirement annuity (both referred to as IRAs) or to another qualified plan.

If you request that any portion of your TAXCAP account balance be paid directly to you, you will have 20 percent of that distribution withheld as federal income taxes. In general, this applies to most distributions, e.g., a distribution upon termination from HP, a withdrawal at or after age 59 1/2 or a hardship withdrawal - but not a TAXCAP loan.

The Company will provide you with a statement entitled TAXCAP Special Tax Notice Regarding Plan Payments whenever you make a withdrawal from the Plan. This statement will give you general information about taxation of your benefits at the time your benefits are payable.

Special rules apply for payments made to individuals who live outside the U.S.

How The Plan Is Funded

HP makes its contributions to the Plan's trust fund based on the amount contributed by Plan participants. Assets in this trust are invested according to the directions of the Plan participants within the guidelines established by the Company.

All the money in this trust is used exclusively for providing Plan benefits to eligible employees and beneficiaries and for paying the cost of administering the Plan.

                             150

How The Stock Purchase Plan Compares To TAXCAP

The following chart compares the Stock Purchase Plan to TAXCAP.


                              A Comparison


               Stock Purchase Plan                TAXCAP

Eligibility    Regular full-time and         Regular full-time and
               regular part-time employees   regular part-time
               after one year of active      employees one year
               service.                      after the original
                                             hire date.


Earliest Date  February 1, May 1,            February 1, May 1,
Participation  August 1, or November 1,      August 1, or November
Starts         after meeting eligibility     1, after meeting
               requirements.                 eligibility
                                             requirements.

Employee       Generally 1 to 10 percent     Generally 1 to 6
Contributions  of pay.  Combined maximum     percent of pay.
or Deferrals   of 12 percent if you are      Combined maximum of
               in both Plans.                12 percent if you
                                             are in both Plans.

Company Shares For every two Employee        One dollar for every
or             Shares purchased, HP          three dollars the
Contributions  contributes one additional    employee contributes.
               share.  The Company Shares    (The company
               are subject to a two-year     contribution includes
               restriction period.           interest on
                                             participant's deferred
                                             contributions prior to
                                             investment in your
                                             elected investment
                                             options.)

Income Taxes   Income taxes are withheld     Income taxes are not
on Employee    from contributions.           withheld from deferral
Contributions  Taxes are also withheld       amounts.
or Deferrals   at the time of purchase
               at quarter end, if the
               valuation price is greater
               than the purchase price.

Withholding    Income taxes are withheld     Income taxes are not
Taxes on       on Company Shares at          withheld from company
Company        the end of the                contributions.
Contributions  restriction period.

Access to      Unrestricted shares can       Leaving HP or upon
Funds          be withdrawn or sold at       death; in-service
               any time. To receive Company  withdrawals
               Shares, employees must hold   ($1,000 minimum)
               their Employee Shares for     are available at age
               two years; or upon            59 1/2; in-service
               retirement or death.          hardship withdrawals
                                             are available upon
                                             meeting certain IRS
                                             requirements.

Loans From     Not allowed.                  Allowed--$1,000
Account                                      minimum.

Form of        HP stock or cash.             HP stock, cash, or
Payout                                       a combination.


Stopping       If due to withdrawal          Stays in trust, HP
Contributions  from Stock Purchase           contributions are made
or Deferrals   Plan, refunded and            at the end of the
During Quarter no company                    quarter.
               contributions.  If due
               to leave of absence,
               purchase and match will
               occur.

                             151